UNITED STATES

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NEXTGEN HEALTHCARE, INC.

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NextGen Healthcare President and CEO David Sides Issues Open Letter to Shareholders

“I believe NextGen Healthcare has the elements of a winning platform, an incredible team and an exciting future. I respect Sheldon’s role as founder; however, it is time to focus on the future, not the past.”

ATLANTA – October 1, 2021 – NextGen Healthcare, Inc. (Nasdaq: NXGN), a leading provider of ambulatory-focused technology solutions, today issued the following open letter to shareholders from David Sides, the Company’s recently appointed President and Chief Executive Officer:

Dear NextGen Healthcare Shareholders,

Prior to joining NextGen Healthcare as President and CEO, I spent time examining the Company, its market opportunities and the ways in which we can do even better. Engaging with members of management and the Board of Directors, including Sheldon Razin and Lance Rosenzweig, were priorities as part of this effort. My assessment is that NextGen Healthcare is heading in a positive direction for shareholders, clients and employees.

In my experience leading other premier, global healthtech organizations, strong teams united by a common mission are what enable companies to succeed and scale. NextGen Healthcare has cultivated outstanding talent. And its mission to empower the transformation of ambulatory care is a worthy cause that I fully embrace, coming from a family of physicians. I am convinced that the Company is at an inflection point for accelerating growth and value creation.

Investments made over the past five years – in both people and technology – position NextGen Healthcare in the sweet spot of long-term, high-growth trends, such as connected health, population health analytics, patient engagement and data-driven insights. Consumers, especially Gen-Xers, are demanding more convenience. I am energized by the Company’s work to bring forward differentiated capabilities that capitalize on these trends to improve healthcare in communities across the U.S.

We are beating competitors because our functionality and services are better. Through organic and acquired innovation, we offer a platform of solutions that allows physicians to engage with their patients more efficiently and effectively. Providers gain a measurable return on their investment, and friction is taken out of the system, making it easier for patients and providers to interact seamlessly.

NextGen Healthcare’s investments have created opportunities to grow and expand into adjacent high-growth markets and cross-sell into our existing client base, as well as to new clients. In fact, new clients currently represent approximately 25% of our bookings, underscoring the upside available to the Company. Significant new client wins, our impressive proportion of recurring revenue and record top-line revenues are just a few indicators that show we are on the right track. Notably, I believe we can accelerate from the mid-single digits to double-digit growth in the next few years.

These results and our momentum demonstrate our employees’ dedication and focus. I applaud the sales and commercial growth team and my colleagues across the Company, in the U.S. and India, for executing during what has been a particularly challenging time of distraction.

Having just joined NextGen Healthcare on September 22nd, I do not have a firsthand view into the historical events that led up to Sheldon’s proxy contest. What I do know is that proxy fights are costly, time-consuming and distract management from what really matters, which is why the NextGen Healthcare Board tried to work with Sheldon in order to avoid this fight. From my conversations, it is evident that NextGen Healthcare’s Board and nominees are independent thinkers with the industry and governance expertise that is needed to guide the Company’s success. They, and I, want what is best for the Company, for you, and for all of our stakeholders.

I believe NextGen Healthcare has the elements of a winning platform, an incredible team and an exciting future. I respect Sheldon’s role as founder; however, it is time to focus on the future, not the past. I therefore encourage NextGen Healthcare shareholders to vote “FOR” ALL proposals listed on the WHITE proxy card, including each of NextGen Healthcare’s highly qualified director nominees.

It is an honor to serve as NextGen Healthcare’s President and CEO during this pivotal time. I look forward to an ongoing dialogue with you. Thank you for your investment and continued support.

Sincerely,

David Sides

President and CEO

NextGen Healthcare urges shareholders to discard any blue proxy cards they receive from Sheldon Razin and vote “FOR” ALL proposals listed on the WHITE proxy card, including reincorporating into Delaware, eliminating cumulative voting and electing each of NextGen Healthcare’s highly qualified director nominees.

Time is short. Please vote now in order to have your vote recorded promptly. Simply follow the instructions to vote by Internet on your WHITE proxy card or WHITE voting instruction form from your bank or brokerage firm. If you get email delivery of your proxy materials, the email will contain a link or instructions on how to vote your shares.

Important:

Approving the reincorporation and cumulative voting proposals will effectively result in giving NextGen Healthcare shareholders the opportunity to vote “FOR” ALL candidates on the NextGen Healthcare slate of nine director nominees under plurality voting, which is a “one share, one vote” standard. Eliminating cumulative voting provides important benefits, including ensuring that a dissident minority shareholder like Sheldon is unable to cumulate shares and override the will of the majority in the election of directors.

Any shareholder with questions about the Annual Meeting or in need of assistance in voting their shares should contact:

NXGNproxy@mackenziepartners.com

Toll-Free: (800) 322-2885

Information about the meeting is also available at www.nextgen.com/annual-meeting

About NextGen Healthcare, Inc.

NextGen Healthcare, Inc. (Nasdaq: NXGN) is a leading provider of ambulatory-focused technology solutions. We are empowering the transformation of ambulatory care—partnering with medical, behavioral and dental providers in their journey to value-based care to make healthcare better for everyone. We go beyond EHR and PM. Our integrated solutions help increase clinical productivity, enrich the patient experience, and ensure healthy financial outcomes. We believe in better. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn, YouTube and Instagram.

Certain Information Concerning the Participants

NextGen Healthcare has filed a definitive proxy statement and supplement to the proxy statement (the “Supplement”) with the U.S. Securities and Exchange Commission (the “SEC”), together with the associated WHITE proxy card attached to the Supplement, in connection with the solicitation of proxies for NextGen Healthcare’s 2021 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). WE URGE SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND SUPPLEMENT (INCLUDING ANY OTHER AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT) AND ANY OTHER RELEVANT DOCUMENTS THAT NEXTGEN HEALTHCARE WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. NextGen Healthcare and certain of its directors and executive officers are participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of NextGen Healthcare’s directors and executive officers and their respective interests in NextGen Healthcare by security holdings or otherwise are set forth in the Definitive Proxy Statement and Supplement. To the extent holdings of such participants in NextGen Healthcare’s securities are not reported, or have changed since the amounts described, in the Definitive Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of NextGen Healthcare’s Board of Directors for election at the 2021 Annual Meeting are included in the Definitive Proxy Statement and Supplement.

Shareholders will be able to obtain, free of charge, copies of the Definitive Proxy Statement, Supplement, any other amendments or supplements thereto and any other documents when filed by NextGen Healthcare with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at NextGen Healthcare’s website (https://investor.nextgen.com), by emailing NXGNproxy@mackenziepartners.com or by calling MacKenzie Partners at (800) 322-2885.

Forward Looking Statements

This communication may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events including but not limited to the COVID-19 pandemic, developments in the healthcare sector and regulatory framework, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: volatility and uncertainty in the global economy, financial markets and on our customers in light of the continuing COVID-19 pandemic, including the potential (i) slowdown or shutdown of preventive and elective medical procedures, (ii) delay in the contracting for additional products and services by our customers and (iii) delay in the sales cycle for new customers; a determination by the jury that the Company has liability in litigation advanced by a former director and shareholder; the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; uncertainties related to the future impact of U.S. tax reform; the impact of governmental and regulatory agency investigations; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; the impact of any proxy contest at the 2021 Annual Meeting of Shareholders; possible regulation of the Company’s software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; disruptions caused by acquisitions of companies, products, or technologies; the extent to which the COVID-19 pandemic and measures taken in response thereto could adversely affect our financial condition and results of operations; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact

Tami Stegmaier

(949) 237-6083

tstegmaier@nextgen.com

Barrett Golden / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

nextgen-jf@joelefrank.com

Investor Relations Contact

Matthew Scalo

(415) 370-9202

mscalo@nextgen.com

Additional Investor and Analysts Contacts

Laurie Connell

(212) 378-7071

lconnell@mackenziepartners.com

Daniel Burch

(212) 929-5748

dburch@mackenziepartners.com